Exhibit 23
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-105969) pertaining to the MOD-PAC CORP. 2002 Stock Option Plan, MOD-PAC CORP. 2002 Director Stock Option Plan and MOD-PAC CORP. Employee Stock Purchase Plan of our report dated March 5, 2010, with respect to the consolidated financial statements and schedule of MOD-PAC CORP. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
Buffalo, New York
March 5, 2010